Exhibit 99.1


               Intel Posts Record Third-Quarter Revenue


    --  Revenue $10.1 Billion, up 15 Percent Year-over-Year

    --  Operating Income $2.2 Billion, up 64 Percent Year-over-Year

    --  Record Microprocessor, Chipset and Flash Unit Shipments

    --  Net Income $1.9 Billion

    --  EPS 31 Cents


    SANTA CLARA, Calif.--(BUSINESS WIRE)--Oct. 16, 2007--Intel
Corporation today announced third-quarter revenue of $10.1 billion, operating income of $2.2 billion, net income of $1.9 billion and earnings per share (EPS) of 31 cents.

    "A combination of great products, strong and growing worldwide demand, and operational efficiency from our ongoing restructuring efforts led to record third-quarter revenue and a 64-percent year-over-year gain in operating income," said Intel President and CEO Paul Otellini. "Looking forward, we see each of these elements continuing to improve into the fourth quarter. We are very pleased with the results and optimistic about our business."



                   Q3 2007               vs. Q3 2006   vs. Q2 2007
------------------ --------------------- ------------- ---------------
Revenue            $10.1 billion         +15%          +16%
------------------ --------------------- ------------- ---------------
Operating Income   $2.2 billion          +64%          +66%
------------------ --------------------- ------------- ---------------
Net Income         $1.9 billion          +43%          +46%
------------------ --------------------- ------------- ---------------
EPS                31 cents              +41%          +41%
------------------ --------------------- ------------- ---------------
Results for the third quarter of 2006 included the effects of divestiture gains of $129 million.
----------------------------------------------------------------------


    Financial Review

    -- Revenue of $10.1 billion was up 16 percent sequentially, primarily driven by growth in Mobility and Digital Enterprise Group processors of 14 percent, with related chipsets and other products up 19 percent.



        -- Total microprocessor units set a record; the average selling price was flat.

        -- Chipset and flash memory units set records.

        -- Motherboard units were lower.


    -- Gross margin was 52.4 percent, up from 46.9 percent in the second quarter. The increase was primarily driven by higher microprocessor volumes, lower 45nm start-up costs and lower microprocessor unit costs, partially offset by write-offs for manufacturing costs related to upcoming 45nm processors that had not yet qualified for valuation during the quarter.

    -- Spending was $2.9 billion, higher than $2.6 billion in the second quarter, primarily driven by higher revenue- and profit-dependent expenses along with higher R&D spending as process engineers moved from 45nm start-up activities to 32nm development.

    Business Outlook

    The following expectations do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after Oct. 15.

    Q4 2007 Outlook

    --  Revenue: Between $10.5 billion and $11.1 billion.

    --  Gross margin: 57 percent plus or minus a couple of points.

    -- Spending (R&D plus MG&A): Between $2.8 billion and $3.0 billion.

    -- Restructuring and asset impairment charges: Approximately $130 million.

    --  Net gains from equity investments and interest and other:
        Approximately $150 million.

    --  Tax rate: Approximately 29 percent, unchanged.

    --  Depreciation: Approximately $1.1 billion.

    2007 Outlook

    -- Gross margin: 52 percent plus or minus a point, higher than the previous expectation of 51 percent plus or minus a few points.

    -- R&D: Approximately $5.8 billion, higher than the previous expectation of approximately $5.7 billion.

    -- MG&A: Approximately $5.3 billion, higher than the previous expectation of approximately $5.1 billion.

    -- Capital spending: $4.9 billion plus or minus $200 million, unchanged.

    -- Depreciation: $4.6 billion plus or minus $100 million, unchanged.

    The above statements and any others in this document that refer to plans and expectations for the fourth quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the factors set forth below in the section titled "Risk Factors" to be the important factors that could cause actual results to differ materially from the corporation's published expectations.

    Recent Highlights

    -- Intel shipped more than 2 million quad core processors during the quarter and now offers more than 20 quad-core processor designs.

    -- Intel introduced the industry's first quad-core processors specifically designed for multi-processor (MP) servers, delivering twice the performance and three times the performance-per-watt of the company's previous-generation products. The introduction completes the company's transition to the energy-efficient Intel(R) Core(TM) microprocessor architecture.

    -- The company launched the next generation of Intel(R) vPro(TM) processor technology for business desktop PCs featuring innovations that better protect against hacking and viruses while giving IT managers new ways to remotely manage and repair systems.

    -- At the Intel Developer Forum (IDF), the company announced that the world's first 45nm microprocessors, based on Intel's breakthrough 45nm Hi-k metal gate chip technology, will be introduced Nov. 12. The company demonstrated its second-generation 45nm microprocessor architecture, code-named Nehalem, which is on track for production in the second half of next year. Intel also announced the production of test chips based on the company's next-generation, 32nm process technology, scheduled for 2009.

    -- Also at IDF, Intel announced that its 2008 notebook PC platform, code-named Montevina, will include 25-watt dual-core processors that enable even thinner and lighter designs. Several leading PC makers announced plans to ship Intel Montevina-based notebooks with WiMAX technology next year. Nokia announced plans to include Intel WiMAX silicon in its Internet tablet products, scheduled for 2008.

    -- Intel acquired Havok, a leading developer of the software used by digital artists to animate movies and computer games. The acquisition will help Intel to accelerate its capabilities in visual computing and graphics.

    Risk Factors

    -- Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, significant pricing pressures, and product demand that is highly variable and difficult to forecast. Additionally, Intel is in the process of transitioning to its next generation of products on 45nm process technology, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel's response to such actions; Intel's ability to respond quickly to technological developments and to incorporate new features into its products; and the availability of sufficient components from suppliers to meet demand. Factors that could cause demand to be different from Intel's expectations include customer acceptance of Intel's and competitors' products; changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions, including conditions in the credit market that could affect consumer confidence and result in lower than expected demand for our products.

    -- The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

    -- Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products, the level of revenue and profits, and impairments of long-lived assets.

    -- Intel is in the midst of a structure and efficiency program that is resulting in several actions that could have an impact on expected expense levels and gross margin.

    -- The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the closing of acquisitions or divestitures; the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

    -- Gains or losses from equity securities and interest and other could vary from expectations depending on fixed income and equity market volatility; gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

    -- Intel's results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover and the timing of award exercises by employees.

    -- Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in the countries in which Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

    -- Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

    A detailed discussion of these and other factors that could affect Intel's results is included in Intel's SEC filings, including the report on Form 10-Q for the quarter ended June 30, 2007.

    Status of Business Outlook

    During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. From the close of business on Nov. 30 until publication of the company's fourth-quarter 2007 earnings release, Intel will observe a "Quiet Period" during which the Business Outlook disclosed in the company's press releases and filings with the SEC should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

    Earnings Webcast

    Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at intc.com. A webcast replay and MP3 audio download will also be made available on the site.

    Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and at blogs.intel.com.

    Intel, the Intel logo, Core and vPro are trademarks of Intel
Corporation in the United States and other countries.

    -- Other names and brands may be claimed as the property of others.



                          INTEL CORPORATION
              CONSOLIDATED SUMMARY INCOME STATEMENT DATA
               (In millions, except per share amounts)

                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               Sept. 29, Sept. 30, Sept. 29, Sept. 30,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
NET REVENUE                    $  10,090 $   8,739 $  27,622 $  25,688
Cost of sales                      4,806     4,445    13,831    12,280
                               --------- --------- --------- ---------
GROSS MARGIN                       5,284     4,294    13,791    13,408
                               --------- --------- --------- ---------

Research and development           1,526     1,389     4,279     4,447
Marketing, general and
 administrative                    1,383     1,425     3,944     4,662
Restructuring and asset
 impairment charges                  125        98       282        98
Amortization of acquisition-
 related intangibles and costs         3         8        14        37
                               --------- --------- --------- ---------
OPERATING EXPENSES                 3,037     2,920     8,519     9,244
                               --------- --------- --------- ---------
OPERATING INCOME                   2,247     1,374     5,272     4,164
Gains on equity investments,
 net                                 148       168       176       207
Interest and other, net              211       272       560       570
                               --------- --------- --------- ---------
INCOME BEFORE TAXES                2,606     1,814     6,008     4,941
Provision for taxes                  746       513     1,234     1,398
                               --------- --------- --------- ---------
NET INCOME                     $   1,860 $   1,301 $   4,774 $   3,543
                               ========= ========= ========= =========

BASIC EARNINGS PER COMMON
 SHARE                         $    0.32 $    0.23 $    0.82 $    0.61
                               ========= ========= ========= =========
DILUTED EARNINGS PER COMMON
 SHARE                         $    0.31 $    0.22 $    0.81 $    0.60
                               ========= ========= ========= =========

WEIGHTED AVERAGE SHARES
 OUTSTANDING:
  BASIC                            5,837     5,769     5,808     5,808
  DILUTED                          5,967     5,832     5,919     5,885




                          INTEL CORPORATION
               CONSOLIDATED SUMMARY BALANCE SHEET DATA
                            (In millions)

                                           Sept. 29, June 30, Dec. 30,
                                             2007      2007     2006
                                           --------- -------- --------
CURRENT ASSETS
  Cash and cash equivalents                $   5,844 $ 4,709  $ 6,598
  Short-term investments                       4,952   4,217    2,270
  Trading assets                               2,225   1,735    1,134
  Accounts receivable, net                     2,933   2,531    2,709
  Inventories:
    Raw materials                                538     583      608
    Work in process                            1,650   2,063    2,044
    Finished goods                             1,353   1,481    1,662
                                           --------- -------- --------
                                               3,541   4,127    4,314
  Deferred tax assets                          1,088   1,060      997
  Other current assets                           846   1,269      258
                                           --------- -------- --------
TOTAL CURRENT ASSETS                          21,429  19,648   18,280
                                           --------- -------- --------

Property, plant and equipment, net            16,985  17,143   17,602
Marketable strategic equity securities         1,061     350      398
Other long-term investments                    4,081   4,346    4,023
Goodwill                                       3,917   3,861    3,861
Other long-term assets                         5,446   4,946    4,204
                                           --------- -------- --------
  TOTAL ASSETS                             $  52,919 $50,294  $48,368
                                           ========= ======== ========

CURRENT LIABILITIES
  Short-term debt                          $     137 $   221  $   180
  Accounts payable                             2,338   2,179    2,256
  Accrued compensation and benefits            1,750   1,455    1,644
  Accrued advertising                            702     660      846
  Deferred income on shipments to
   distributors                                  628     535      599
  Other accrued liabilities                    2,065   1,414    1,192
  Income taxes payable                            40       -    1,797
                                           --------- -------- --------
TOTAL CURRENT LIABILITIES                      7,660   6,464    8,514
                                           --------- -------- --------

Long-term taxes payable                          814     814       --
Deferred tax liabilities                         454     235      265
Long-term debt                                 1,853   1,848    1,848
Other long-term liabilities                    1,167   1,235      989
Stockholders' equity:
  Preferred stock                                 --      --       --
  Common stock and capital in excess of
   par value                                  10,695   9,597    7,825
  Accumulated other comprehensive income
   (loss)                                        232     (96)     (57)
  Retained earnings                           30,044  30,197   28,984
                                           --------- -------- --------
TOTAL STOCKHOLDERS' EQUITY                    40,971  39,698   36,752
                                           --------- -------- --------
  TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY                                  $  52,919 $50,294  $48,368
                                           ========= ======== ========




                          INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                            (In millions)

                                          Q3 2007   Q2 2007   Q3 2006
                                         --------- --------- ---------
GEOGRAPHIC REVENUE:
  Asia-Pacific                           $  5,205  $  4,457  $  4,314
                                               52%       51%       49%
  Americas                               $  2,067  $  1,823  $  1,891
                                               20%       21%       22%
  Europe                                 $  1,824  $  1,485  $  1,611
                                               18%       17%       18%
  Japan                                  $    994  $    915  $    923
                                               10%       11%       11%

CASH INVESTMENTS:
Cash and short-term investments          $ 10,796  $  8,926  $  7,123
Trading assets - marketable debt
 securities (1)                             1,732     1,256       677
                                         --------- --------- ---------
Total cash investments                   $ 12,528  $ 10,182  $  7,800

TRADING ASSETS:
Trading assets - equity securities
  offsetting deferred compensation (2)   $    493  $    479  $    419
Total trading assets - sum of 1+2        $  2,225  $  1,735  $  1,096

TOTAL STRATEGIC EQUITY INVESTMENTS       $  4,928  $  3,800  $  2,981

SELECTED CASH FLOW INFORMATION:
Depreciation                             $  1,098  $  1,153  $  1,193
Share-based compensation                 $    227  $    237  $    335
Amortization of intangibles and other
 acquisition-related costs               $     65  $     60  $     63
Capital spending                          ($1,088)  ($1,278)  ($1,188)
Stock repurchase program                    ($750)    ($100)    ($500)
Proceeds from sales of shares to
 employees, tax benefit & other          $    908  $    814  $    281
Dividends paid                              ($657)    ($652)    ($577)
Net cash received(used) for
 divestitures/acquisitions                   ($42) $      0  $    152

SHARE-BASED COMPENSATION CHARGES:
Cost of sales                            $     60  $     64  $    103
Research and development                 $     93  $     94  $    107
Marketing, general and administrative    $     74  $     79  $    125

EARNINGS PER SHARE INFORMATION:
Weighted average common shares
 outstanding - basic                        5,837     5,809     5,769
Dilutive effect of employee equity
 incentive plans                               79        57        12
Dilutive effect of convertible debt            51        51        51
                                         --------- --------- ---------
Weighted average common shares
 outstanding - diluted                      5,967     5,917     5,832

STOCK BUYBACK:
Shares repurchased                             30         5        27
Cumulative shares repurchased               2,885     2,855     2,824
Remaining dollars authorized for buyback
 (in billions)                           $   16.0  $   16.8  $   17.4

OTHER INFORMATION:
Employees (in thousands)                     88.1      90.3      99.9




                          INTEL CORPORATION
         SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION
                           ($ in millions)

                                        Three Months    Nine Months
                                            Ended           Ended
                                       --------------- ---------------
OPERATING SEGMENT INFORMATION:         Q3 2007 Q3 2006 Q3 2007 Q3 2006
-------------------------------------- ------- ------- ------- -------
Digital Enterprise Group
  Microprocessor revenue                3,880   3,521  10,906  10,751
  Chipset, motherboard and other
   revenue                              1,324   1,425   3,695   3,963
  Net revenue                           5,204   4,946  14,601  14,714
  Operating income                      1,370     655   3,118   2,581

-------------------------------------- ------- ------- ------- -------
Mobility Group
  Microprocessor revenue                2,832   2,239   7,671   6,544
  Chipset and other revenue             1,139     809   2,903   2,172
  Net revenue                           3,971   3,048  10,574   8,716
  Operating income                      1,321   1,156   3,952   3,057

-------------------------------------- ------- ------- ------- -------
Flash Memory Group
  Net revenue                             553     507   1,516   1,587
  Operating loss                         (142)   (139)   (716)   (433)

-------------------------------------- ------- ------- ------- -------
All Other
  Net revenue                             362     238     931     671
  Operating loss                         (302)   (298) (1,082) (1,041)

-------------------------------------- ------- ------- ------- -------
Total
  Net revenue                          10,090   8,739  27,622  25,688
  Operating income                      2,247   1,374   5,272   4,164

-------------------------------------- ------- ------- ------- -------

Our operating segments include the Digital Enterprise Group, Mobility
 Group, Flash Memory Group, Digital Home Group, and Digital Health Group. The Digital Home Group and Digital Health Group operating segments are included within the "all other" category. In the first quarter of 2007, the Channel Platforms Group began directly supporting our operating segments. We adjusted prior-period amounts to reflect certain minor reorganizations. In the second quarter of 2007, we agreed to sell certain NOR flash memory assets to a new flash memory company, Numonyx, that we plan to form with STMicroelectronics and Francisco Partners L.P.

We have sales and marketing, manufacturing, finance, and administration groups. Expenses for these groups are generally allocated to the operating segments and the expenses are included in the operating results reported above. Additionally, in the first quarter of 2007, we began allocating share-based compensation to the operating segments and adjusted results to reflect this change. Revenue for the "all other" category primarily relates to microprocessors and related chipsets sold by the Digital Home Group. The "all other" category also includes certain corporate-level operating expenses and charges. These expenses and charges include:
   -- a portion of profit-dependent bonuses and other expenses not allocated to the operating segments;
   -- results of operations of seed businesses that support our initiatives;
   -- acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill;
   -- charges for purchased in-process research and development; and -- amounts included within restructuring and asset impairment charges on the consolidated summary income statement data.